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EXHIBIT 99.1


                                                Airgas, Inc.
                                                259 N. Radnor-Chester Road
                                                Suite 100
                                                Radnor, PA 19087-5283
                                                www.airgas.com


AIRGAS   News Release
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Investor Contact:                                        Media Contact:
-----------------                                        --------------
Melissa Nigro (610) 902-6206                   James Ely (610) 902-6010
melissa.nigro@airgas.com                             jim.ely@airgas.com


FOR RELEASE:        IMMEDIATELY

    AIRGAS AGREES TO ACQUIRE BOC'S U.S. PACKAGED GAS BUSINESS

RADNOR, PA - April 2, 2004 -- Airgas, Inc. (NYSE: ARG) today announced it has signed a definitive asset purchase agreement to acquire most of the U.S. packaged gas business of The BOC Group, Inc. (NYSE: BOX) in a transaction valued up to $200 million.

The companies first announced a letter of intent on January 27, 2004 and the FTC has since completed its regulatory review. The transaction, which is subject to customary closing conditions, is expected to close on or about July 31, 2004.

The acquisition will include about 120 locations in 21 states, including retail stores, warehouses, fill plants and other operations involved in distributing packaged industrial, specialty and medical gases, as well as welding equipment and supplies sold through BOC's stores and distributors.

Airgas intends to offer employment to more than 1,000 employees aligned with the operations, which generated about $240 million in revenues in fiscal 2003. Approximately 65 percent of the revenues were from gas sales and cylinder rent, with the remainder from welding hardgoods and supplies.

The transaction will exclude packaged electronic gases, helium and hydrogen delivered in tube trailer or in liquid form, and bulk gases, including bulk medical and bulk gases supplied to BOC's distributors. The transaction also will not affect BOC's merchant liquid and tonnage/on-site business in North America and its packaged gases businesses in other parts of the world.

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"This is a strategic opportunity in our core business that will improve our market position in the Midwest, Northeast and Southeast portions of the United States, and add our first presence in Hawaii," said Airgas Chairman and CEO Peter McCausland. "These added sites will help us grow our core business, branch by branch, through a strong regional company network. The transaction also strengthens our position in two key growth areas, specialty and medical gases."

In addition to the planned acquisition, the companies will sign reciprocal long-term supply agreements. Airgas will become the supplier for a substantial portion of BOC's resale packaged gas needs. BOC will supply liquid bulk gases to support the operations it is selling to Airgas.

Most of the acquired operations and related personnel will be integrated within Airgas' regional company structure. All of BOC's Hawaiian operations will become an additional Airgas regional company. Operations in North Carolina and southern Virginia employing about 40 employees, will be sold to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, NC. For more information on the sites to be acquired and future alignment, go to http://www.airgas.com/documents/pdf/BOCalignedsites.PDF

"Airgas has a proven track record of successfully integrating both large and small acquisitions and we are confident in our ability to execute this transaction. Since completing the Air Products acquisition two years ago, we have announced nine add-on transactions. We also have paid down the majority of this acquisition debt. We are well positioned financially and able to finance this acquisition entirely with senior debt," said McCausland.

The Company expects the acquired business to be $0.02-$0.04 accretive to EPS in the first 12 months, with up to $0.02 per share toward the end of FY05 and the balance in early FY06. A slide presentation with additional details regarding this transaction is available at http://www.shareholder.com/arg/slides.cfm.

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ABOUT AIRGAS, INC.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

ABOUT BOC

The BOC Group (NYSE: BOX), the worldwide industrial gases, vacuum technologies and distribution services company, serves two million customers in more than 50 countries. It employs 44,500 people and had annual sales of over GBP4.3 billion (more than US $7 billion) in 2003. Further information about The BOC Group may be obtained on the Internet at http://www.boc.com.

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                   FORWARD LOOKING STATEMENTS
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This press release may contain statements that are forward
looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's agreement to purchase the majority of BOC's U.S. packaged gas business, which is subject to customary closing conditions; the expectation that the transaction will close on July 31, 2004; the components of the business and the revenues to be acquired; the operations being a strategic fit with the Company's core business that will improve the Company's market position; the added sites helping to grow the Company's core business; the transaction strengthening the Company's position in specialty and medical gases; the benefits of the reciprocal long-term supply agreements; the Company's confidence in its ability to execute and successfully integrate the transaction; the Company's ability to finance the acquisition with senior debt; and the expected earnings per share accretion. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the failure by either party to meet the customary closing conditions; customer acceptance of the transaction; the Company's ability to successfully integrate the acquired operations and to retain BOC's personnel; the ability of the Company and BOC to satisfy their obligations under the supply agreements;
an economic downturn; increased industry competition; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2003 and Form 10-Q dated December 31, 2003, filed by the Company with the Securities and Exchange Commission.
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